EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WESLEY B. KEMP NAMED ABF PRESIDENT AND COO
     (Fort Smith, Arkansas, July 24, 2008) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that Wesley B. Kemp will become President and Chief Operating Officer of its largest subsidiary, ABF Freight System Inc.®, effective August 1, 2008. Mr. Kemp will assume the duties from Robert A. Davidson, who will continue as President and Chief Executive Officer of Arkansas Best and as Chief Executive Officer of ABF.
     Mr. Kemp, who is 62 years old, has held a variety of positions during his 39-year career with ABF and currently serves as Senior Vice President of Operations, with responsibility for all areas of operational execution. He joined ABF as a management trainee in 1969 after graduating from the University of Arkansas with a bachelor’s degree in management. From 1985 until 2006, Mr. Kemp was ABF’s Vice President of Terminal Operations following his service as an ABF Regional Vice President of Operations based in Bristol, CT. Mr. Kemp has completed the Executive Program at Northwestern University in Advanced Transportation/Logistics Management. He currently serves on the boards of the Mack-Blackwell Transportation Center and the Supply Chain Management Research Center at the University of Arkansas.
     “Wes Kemp has been an important contributor to the growth and development of our company for nearly forty years,” said Robert A. Davidson, Arkansas Best President and Chief Executive Officer. “He has a firm understanding of the people-centered culture, customer focus, and active ethics that have made ABF so successful. Beginning in the early-eighties, Wes was one of the first proponents of ABF’s Quality Process. Throughout the years, Wes has been a consistent advocate of the quality principles of doing things right the first time and working to identify and correct the root causes of errors in order to benefit our customers and our company. Wes has been a well-respected leader and mentor to many of ABF’s best-in-class employees.”
     “In addition, Wes has been an innovator and pioneer who is always open to exploring new technologies and opportunities for serving ABF’s customers in a cost effective manner,” said Mr. Davidson. “He has overseen the adaptation and implementation of technology to customize ABF’s processes to the specific needs of our customers while providing unprecedented visibility and control throughout the supply chain. Recently, Wes and his operations team have been the architects of ABF’s regional freight initiative that will result in a radical reduction of transit times in over 30,000 station-to-

station lanes. This will allow ABF to effectively compete and grow in the important regional transportation market while enhancing our best-in-class longhaul network.”
     “Arkansas Best Corporation is currently involved in a strategic review of available opportunities for future growth and potential diversification into other businesses in transportation, distribution and logistics. Our corporate officers are actively considering a broad array of options to best leverage our core competencies, financial stability, and strong balance sheet,” said Mr. Davidson. “During this important time in our company’s history, Wes Kemp’s focused leadership of ABF will ensure that it remains the great enterprise and cornerstone of our corporation it has always been.”
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com.
     Established in 1923, ABF® is best-in-class for safety, security, technology and freight-handling. InformationWeek, CIO, InfoWorld, and BtoB magazines have cited ABF’s strategic use of information technology as exemplary. ABF is the only five-time winner of the American Trucking Associations President’s Trophy for Safety, the only four-time winner of the Excellence in Security Award, and the only four-time winner of the Excellence in Claims/Loss Prevention Award. ABF also is the only carrier to earn both the Excellence in Claims/Loss Prevention Award and the Excellence in Security Award in the same year, which ABF accomplished twice.
     ABF provides guaranteed service for expedited or time-definite shipments via its TimeKeeper® service. Regional shipments are handled through the carrier’s RPM® Network, providing next-day and second-day shipping. The ABF system stretches throughout North America, with local service centers serving all 50 states, Canada, Mexico, Guam, and Puerto Rico. Globally, the carrier serves 250 ports in more than 130 countries. More information is available at abf.com.
Investor Relations Inquiries: Mr. David Humphrey, Director of Investor Relations
Arkansas Best Corporation
Telephone: (479) 785-6200
Press Inquiries: Mr. Danny Loe, Director of Marketing and Public Relations
ABF Freight System, Inc.
Telephone: (479) 785-8803
END OF RELEASE